UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): April 23, 2008

CONSTAR INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-16496

DE	13-1889304
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Crown Way

Philadelphia, PA 19154-4599

(Address of Principal Executive Offices, Including Zip Code)

215.552.3700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On April 23, 2008, the Company decided to close its manufacturing facility in Houston, Texas by the end of May 2008. This decision resulted from previously disclosed customer losses, and a strategic decision to exit the limited extrusion blow-molding business supported by the Houston facility. The Company will continue to service the Houston plant’s PET business using existing assets at the Company’s Dallas, Texas facility. The cumulative cash flow impact to the Company is expected to turn positive in the fourth quarter of 2008, with cash restructuring expenses being offset by overhead cost savings.

In connection with the closing of the Houston facility, the Company expects to incur total restructuring charges of approximately $4.4 - $4.8 million. The total charges include (i) an estimated $2.1 million related to costs to exit the Houston facility, (ii) an estimated $0.5 million related to employee severance and other termination benefits, and (iii) an estimated $2.0 million of accelerated depreciation and other non-cash charges. Of these total charges, approximately $3.0 million represent cash expenditures expected to be approximately $1.0 million in each of 2008-2010.

The Company anticipates annual cost savings of approximately $2.0 million as a result of this action.

Cautionary Note Regarding Forward-Looking Statements

This current report on Form 8-K includes forward-looking statements regarding the expected impact of the closing of the Houston facility. Statements made regarding future results are subject to numerous assumptions, uncertainties and risks that may cause future results to be materially different from the results stated or implied in this document, including without limitation, the Company’s ability to implement the restructuring according to the current timetable; the possibility that final costs and charges associated with the restructuring may be higher than initial estimates; and the possibility that final cost savings associated with the restructuring may be lower than initial estimates. These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement whether as a result of new information or future events.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CONSTAR INTERNATIONAL INC.

Date: April 29, 2008	By:	/s/ Walter S. Sobon
Walter S. Sobon
Executive Vice President and Chief Financial Officer